AGREEMENT

THIS AGREEMENT made effective as of the 9th day of November, 2007.

BETWEEN:

SOUTHERN STAR ENERGY INC., of 307 – 1178 Hamilton Street, Vancouver, B.C., Canada V6B 2S2

(the “Corporation”)

AND:

WILLIAM DAVID GIBBS, of 18491 Linda’s Place, Montgomery, Texas, U.S.A. 77316

(the “Executive”)

WHEREAS:

A.	The Corporation is engaged in the business of oil and gas exploration;
B.

The Corporation requires the services of a President and wishes to engage the Executive initially as an independent contractor, and then, upon the fulfilment of certain conditions precedent, as an employee;

C.	The Executive has agreed to accept the position of President of the Corporation on the terms and conditions of this Agreement

NOW THEREFORE in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereby covenant and agree as follows:

A.          DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings:

1.1.	“Base Salary” means US $240,000 per year.
1.2.	“Board” means Board of Directors of the Corporation.
1.3.	“Change of Control Event” means the occurrence of any one of the events set out in paragraphs 1.3.1 to 1.3.3 below:
1.3.1.

the acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership of 30% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors,

1.3.2.

the approval by the stockholders of the Corporation of a reorganization, merger or consolidation of the Corporation in which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or

1.3.3.	a liquidation or dissolution of the Corporation or of the sale or other disposition of all or substantially all of the assets of the Corporation.

In the case of the occurrence of any of the events set forth in this Section 1.3, a Change of Control Event shall be deemed to occur immediately prior to the occurrence of any such events. An event shall not constitute a Change of Control Event if its sole purpose is to change the jurisdiction of the Corporation’s organization or to create a holding Corporation, partnership or trust that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such event. Additionally, a Change of Control Event will not be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change of Control Event.

1.4.	Common shares” means the common shares, without par value of the Corporation.
1.5.

“Confidential Information” means information, whether or not originated by the Executive, that relates to the business or affairs of the Corporation, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Executive, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

1.5.1.

work product resulting from or related to work or projects performed for or to be performed for the Corporation or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

1.5.2.	computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

1.5.3.

internal Corporation personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Corporation’s business;

1.5.4.

marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Corporation that have been or are being discussed; and

1.5.5.

all information that becomes known to the Executive as a result of his employment or engagement as a consultant with the Corporation hat the Executive, acting reasonably, believes is confidential information or that the Corporation takes measures to protect.

Confidential Information does not include:

1.5.6.

the general skills and experience gained during the Executive’s employment or engagement with the Corporation that the Executive could reasonably have been expected to acquire in similar employment or engagements with other companies;

1.5.7.	information publicly known without breach of this Agreement or similar agreements; or
1.5.8.

information, the disclosure of which is required to be made by any law, regulation or governmental authority (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Corporation, and to the extent of the requirements (to the extend reasonable possible in the circumstances), the Corporation is afforded an opportunity to dispute the requirement.

1.6.	“Consulting Effective Date” means November 9, 2007.
1.7.	“Consulting Fee” means the sum of US $200 per hour, subject to the following maximum amounts:
1.7.1.	US $1,500 per day; and
1.7.2.	US $30,000 per calendar month,

regardless of the number of hours worked in any day or calendar month.

1.8.	“Consulting Services” means the services described in Schedule “A” to this Agreement.
1.9.	“Consulting Termination Date” means the earlier of:
1.9.1.	the date of termination pursuant to paragraph 2.3.2 herein; or
1.9.2.	the Employment Effective Date.
1.10.	“Directors” means the Directors of the Corporation, and “Director” means any one of them;
1.11.	“Disability Termination” means a termination by the Corporation due to a Total Permanent Disability.
1.12.	“Employment Conditions” means the date upon the Corporation has raised no less than $5 million in gross proceeds from the Financing.
1.13.	“Employment Effective Date” means the date upon which the Employment Conditions have been completed.
1.14.	“Employment Services” means those services described in paragraph 3.1 herein.
1.15.	“Employment Termination Date” means the date of termination of the Executive’s employment with the Corporation and is the earliest of:
1.15.1.	the expiry of the term of the Executive’s employment under this Agreement;
1.15.2.	the effective date of any resignation by the Executive; or
1.15.3.	the effective date of any termination by the Corporation of the Executive, whether with or without Just Cause.
1.16.	“Escrow Agreement” means the agreement appended hereto as Schedule “B”.
1.17.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.18.

“Executive’s Stock Options” means those options to purchase one million five hundred thousand (1,500,0000) Common Shares granted under the Stock Option Plan as described at paragraph 3.7.2 herein and the Stock Option Agreement.

1.19.	“Financing” means the raising of at least US $5 million by way of equities, debt or mezzanine debt prior to the Employment Effective Date.
1.20.	“Just Cause” includes, but is not limited to:

1.20.1.	the Executive’s failure to properly discharge his lawful duties, or any material breach or non-observance by the Executive of any material provision of this Agreement;
1.20.2.	the Executive’s conviction for any crime respecting the property of the Corporation, or the Executive’s personal honesty;
1.20.3.

any breach by the Executive of his obligations under the Corporation’s code of conduct or any policies or procedures adopted by the Corporation from time to time, and disseminated to employees in accordance with the Corporation’s normal practice, provided that such conduct would amount to just cause as a matter of common law;

1.20.4.

any breach by the Executive of the fiduciary duties normally owed by a President and Chief Executive Officer of a Corporation including the duty to avoid conflicts of interest, and to act honestly and in good faith with a view to the best interests of the Corporation; or

1.20.5.	any other material breach of this Agreement by the Executive.
1.21.	“Material Acquisition” means the acquisition of any property or the securing financing of at least US $3 million net to the Corporation but excludes the Financing.
1.22.	“Stock Option Agreement” means the agreement appended hereto as Schedule “C”.
1.23.	“Stock Option Plan” means the 2007 Stock Option Plan adopted by the Corporation.
1.24.

“Total Permanent Disability” means the inability of the Executive substantially to perform his duties under this Agreement for a continuous period of more than four (4) months. Such disability shall be determined by the Executive’s attending physician, acting reasonably, and if the Corporation disagrees with the determination of such physician, the Corporation shall have the sole right to employ a physician of its choosing to examine the Executive and make an independent determination of whether the Executive is, in fact, totally and permanently disabled.

B.	TERMS AND CONDITIONS OF CONSULTING SERVICES
2.1	Services to be Provided.
2.1.1.

Effective the Consulting Effective Date, and subject to the terms of this Agreement, the Corporation agrees to retain the Executive and the Executive agrees to provide the Consulting Services to the Corporation.

2.1.2.	As part of the Consulting Services, the Executive shall act as the President of the Corporation.
2.1.3.	The Executive will provide the Consulting Services on days requested by the Corporation, and as agreed to by the Executive.
2.1.4.	The Executive will report directly to the Board and will keep the Corporation informed of all matters concerning the Consulting Services as requested by the Corporation from time to time.
2.2.	Remuneration and Expenses.
2.2.1.	Cash Compensation
2.2.1.1.	During the currency of the Consulting Services under this Agreement, the Corporation will pay the Executive the Consulting Fee.
2.2.1.2.	The Consulting Fee will be payable within 7 days of the end of each month upon receipt of an invoice by the Corporation.
2.2.2.	Equity Compensation – Stock Options.
2.2.2.1.

Subject to compliance with all applicable laws and the rules of any quotation systems or stock exchange, then applicable, on or within 14 days of the Consulting Effective Date, the Corporation will issue to the Executive the Executive Stock Options, exercisable at a price of $____________ per share for a term of five years from the Consulting Effective Date. The Executive Stock Options shall be held in escrow in accordance with the terms of the Escrow Agreement.

2.2.2.2.	Subject to paragraphs 3.8.2.3, 3.8.4.3 and 3.8.5.3 herein, the Executive Stock Options may only be exercised by the Executive only:
(a)	if he is appointed as both a director and employee of the Corporation; and
(b)	as long as he is both a director and employee of the Corporation.

If the Executive is not appointed as both a director and employee of the Corporation pursuant to this Agreement or this Agreement is terminated pursuant to paragraphs 2.3.1 or 2.3.2 herein, the Executive Stock Options become null and void and cannot be exercised by the Executive.

2.2.2.3.

Subject to paragraph 2.2.2.2. herein, the Executive Stock Options will be released to the Executive in equal annual instalments over a 3-year period with the first one-third (1/3) of the Executive Stock Options released on the date which is one (1) year after the Consulting Effective Date. Notwithstanding the foregoing but subject to paragraph 2.2.2.2, all Executive’s Options will vest on the occurrence of a Change in Control.

2.2.2.4.	The Executive is solely responsible for determining, paying for and satisfying any tax liabilities arising out of the issuance and release of the Executive Stock Options.
2.2.2.5.	The terms regarding stock options:
(a)	shall be documented in a formal option agreement between the Corporation and the Executive in the form appended as Schedule “B” to be executed simultaneously with this Agreement; and
(b)	are subject to the terms of the Stock Option Plan.
2.2.3.	Expenses
2.2.3.1.	The Executive will be responsible for all costs associated with the performance of the Consulting Services, except as noted in paragraph 2.2.3.2 below.
2.2.3.2.

The Executive will be reimbursed by the Corporation for all reasonable out of pocket documented expenses incurred by the Executive actually, necessarily and property incurred the Executive in the course of providing the Consulting Services. Without limiting the generality of the foregoing, the Executive will be reimbursed for mileage at a rate of US $0.75 per mile.

2.3.	Term and Termination.
2.3.1.	This Agreement with respect to the Consulting Services will commence on the Consulting Effective Date, and, subject to paragraph 2.3.3, will terminate at the Consulting Termination Date.
2.3.2.

In the event that the Corporation is unable to secure the Financing within 120 days of the effective date of this Agreement, either party may terminate this Agreement on 3 months’ written notice to the other party.

2.3.3.

Upon termination of this Agreement with respect to the Consulting Services for any reason other than the retainer of the Executive to perform Employment Services, the Executive shall, upon receipt of all sums due and owing promptly, deliver the following in accordance with the directions of the Corporation:

2.3.3.1.	a final accounting, reflecting the balance of expenses incurred on behalf of the Corporation as of the date of termination;
2.3.3.2.	all documents pertaining to the Corporation or this Agreement with respect to Consulting Services, including but not limited to all books of account, correspondence and contracts; and
2.3.3.3.	all equipment, and any other property belonging to the Corporation.
2.4.	Independent Contractor Relationship.
2.4.1.

It is expressly agreed that the Executive is acting as an independent contractor in performing the Consulting Services under this Agreement, and the Executive does not have any right to make contracts or other legal commitments or obligation for the Corporation without first obtaining the written approval of the Board.

2.4.2.

The Executive need only devote such portion of the Executive’s time as is necessary to complete the Consulting Services. The Executive is not precluded from acting in any other capacity for any other person, firm or Corporation provided that it does not conflict with the Executive’s duties to the Corporation as set out in this Agreement.

2.4.3.

The Corporation will not pay any contribution to any pension plan, employment insurance, or federal and state withholding taxes, nor provide any other contributions or benefits, or similar amounts under federal or state laws of the United States of America, which might be expected in an employer-employee relationship.

2.4.4.	While providing the Consulting Services, the Executive is responsible for maintaining any liability insurance in respect of such services.
2.4.5.

The Executive is solely responsible for the Executive’s registration and payment of assessments for coverage with workers compensation or similar requirements under federal or state laws of the United States of America. If requested by the Corporation, the Executive will provide proof of coverage.

2.4.6.

The Executive represents and warrants that the Executive has the right to perform the Services required under this Agreement without violation of obligations to others and that all advice, information, and documents given by the Executive to the Corporation under this

Agreement may be used fully and freely by the Corporation, unless otherwise so designated orally or in writing by the Executive at the time of communication of such information (e.g. information shared with the Executive in a confidential manner or on a non-attribution basis).

2.5.	Indemnification by Executive.
2.5.1.

The Executive agrees to indemnify the Corporation from all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) which may be made by any federal or state authorities requiring the Corporation to pay an amount under the applicable statutes and regulations in relation to any Consulting Services provided to the Corporation pursuant to this Agreement, under federal or state laws in the United States of America. This paragraph will survive termination of this Agreement. The Executive further agrees to indemnify the Corporation from all losses, claims, actions, damages, assessments or demands (including reasonable legal fees and expenses) which result from the Executive’s wilfully or grossly negligent acts or omissions during the period between the Consulting Effective Date and the Consulting Termination Date.

C.	Terms and Conditions of Employment SERVICES
3.1	Employment.
3.1.1.

Upon the fulfilment of the Employment Conditions, the Corporation agrees to employ the Executive from the Employment Effective Date until the Employment Termination Date, as the President of the Corporation, and in such other related senior capacity as the Board may from time to time reasonably required.

3.1.2.	The Executive agrees to perform such duties and responsibilities as may be reasonably required of President of a publicly-traded corporation of a similar size and gross revenues.
3.1.3.	The Executive shall report to the Board and shall have such authority as the Board may from time to time delegate to the Executive.
3.1.4.	The Executive shall always act in accordance with any reasonable decision of and obey and carry out all lawful and reasonable orders given to him by the Board.
3.2.	Directorship.
3.2.1.	The Corporation will use its best efforts to ensure that the Executive is appointed as a director of the Corporation on or before the

Employment Effective Date, and that the Executive is elected as a director of the Corporation as soon as reasonably practicable thereafter.

3.3.

Location. The Executive’s employment will be based in Houston, Texas. The Executive understands that he will be required to travel regularly in order to fulfil his duties as President of the Corporation.

3.4.	Faithful Service. The Executive will diligently and faithfully devote his best efforts on behalf of and to advance the Corporation’s interests.
3.5.

Time and Energy. Unless prevented by ill health, or physical or mental disability or impairment, the Executive shall, during the term of employment, devote his full working time, care and attention to the business of the Corporation in order to properly discharge his duties hereunder and will not, without the prior written consent of the Corporation, engage in any other business, profession or occupation.

3.6.

Fiduciary Role. The Executive acknowledges that the President is a fiduciary of the Corporation and he agrees to serve the Corporation in a manner which is consistent with the fiduciary duties owed by a President and Director to the Corporation. Without limiting the generality of the foregoing, the Executive shall observe the highest standards of loyalty, good faith, and avoidance of conflicts of duty and self-interest.

3.7.	Compensation. During the term of employment under this Agreement, and any extension thereof, the Corporation shall pay and provide the Executive compensation on terms described below:
3.7.1.	Cash Compensation.
3.7.1.1.	As compensation for his services to the Corporation, the Executive shall receive the Base Salary, as amended in accordance with paragraph 3.7.1.2 herein.
3.7.1.2.

During the term of employment under this Agreement, the Board shall review the Base Salary annually in light of the Executive’s performance and to ensure that such amounts are competitive with amounts paid to similarly situated Executives of companies comparable to the Corporation and shall increase such amounts as the Board may approve.

3.7.1.3.	The Base Salary shall be payable in semi-monthly instalments, subject to all tax withholding, statutory and other deductions.
3.7.2.	Incentive Bonuses. The Corporation shall pay the Executive the Incentive Bonuses in accordance with the following terms:

3.7.2.1.

a maximum of two bonus payments of US $30,000 each, less any applicable statutory deductions, upon the successful closing of a Material Acquisition or the completion of a new well on a prospect outside the current North Louisiana Cotton Valley project; and

3.7.2.2.

at the first anniversary of the Employment Effective Date, a bonus of up to US $60,000, less any applicable statutory deductions, to awarded solely at the discretion of the Board (with the Executive abstaining from deliberations and voting on the decision) if the Board is satisfied with the progress made by the Executive and the Corporation.

3.7.3.	Employee Benefits.
3.7.3.1.

The Executive shall, to the extent eligible, be entitled to participate in all of the Corporation’s benefit, welfare and retirement plans and programs, provided by the Corporation to its senior officers in accordance with the terms thereof as they may be in effect from time to time.

3.7.3.2.

Without limiting the generality of paragraph 3.7.4.1, the Corporation will reimburse the Executive for the COBRA fees paid by the Executive on the health insurance policy, under which the Executive and his immediate family members are beneficiaries, presently maintained by the Executive and as listed in Schedule “D” hereto.

3.7.3.3.

Business and Entertainment Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Corporation shall pay or reimburse the Executive for all reasonable business expenses which the Executive actually, necessarily and properly incurs in the performance of his normal employment duties under this Agreement, including, but not limited to, expenses related to travel, accommodation and communication in performing his employment duties.

3.7.3.4.

Vacation. The Executive shall be entitled to paid time off in accordance with the standard written policies of the Corporation with respect to its senior officers, but in no event, not less than 25 days per calendar year not including, and in addition to, weekends and statutory holidays. For partial years of employment, the Executive shall be entitled to a pro-rated number of vacation days.

3.8.  Term and Termination of Employment.

3.8.1.	Term.
3.8.1.1.	The Executive will commence his employment with the Corporation on the Employment Effective Date for a one (1) year term.
3.8.1.2.

The term of this Agreement may be renewed by the Corporation for subsequent terms of one (1) year if the Corporation delivers to the Executive notice in writing of its intention to renew no later than 3 months prior to the last day of the then current term.

3.8.2.	Death or Disability.
3.8.2.1.

Subject to the obligations of the Corporation to comply with its obligations, if any, under applicable human rights or similar legislation to accommodate the Executive’s Total Permanent Disability, the Corporation may terminate the Executive’s employment in the event of a Total Permanent Disability.

3.8.2.2.	The Executive’s employment shall automatically terminate on the Executive’s death.
3.8.2.3.

In the event the Executive’s employment with the Corporation terminates during the Term by reason of the Executive’s death or as a result of a Disability Termination, then upon and immediately effective on the Date of Termination:

(a)

the Executive’s Stock Options and any other stock options granted to the Executive which have not vested shall vest immediately and be immediately exercisable subject to the terms of the applicable Stock Option Agreement; and

(c)	the Corporation shall promptly pay and provide the Corporation (or in the event of the Executive’s death, the Executive’s estate):
(i)	any unpaid Base Salary through the Employment Termination Date, and
(ii)	reimbursement for any unreimbursed expenses incurred through to the Employment Termination Date.

3.8.3.      Termination for Just Cause.

3.8.3.1.	The Corporation may terminate the Executive’s employment for Just Cause by giving the Executive written notice of termination.
3.8.3.2.	In the event that the Executive’s employment with the Corporation is terminated by the Corporation for Just Cause, the Executive shall not be entitled to
(a)	any additional payments or benefits hereunder, other than for amounts due and owing up to the Employment Termination Date; or
(b)	exercise any unexercised Stock Options, whether released or not.
3.8.4.	Termination Other than for Just Cause.
3.8.4.1.	The Corporation may terminate the Executive’s employment at any time after the Employment Effective Date for other than Just Cause.
3.8.4.2.

If the Executive’s employment with the Corporation is terminated by the Corporation other than for Just Cause, and subject to paragraph 3.8.5., the Corporation delivers notice of termination to the Executive, then the Corporation shall pay the Executive a lump sum amount equal to six (6) months of the Base Salary and,

(a)	in the event the Corporation is continuing to reimburse the Executive for his COBRA fees, pay the Executive a lump sum equal to the fees for six (6) months; or
(b)	if the Corporation is providing benefits pursuant to paragraph 3.7.3, at the Corporation’s sole discretion:
(i)	continue to provide the Executive with the benefits provided under paragraph 3.7.3 for six (6) months from the date of termination of the Executive’s employment; or
(ii)	paying the Executive a lump sum equal to the cost of providing the Executive such benefits for six (6) months.
3.8.4.3.

If the Executive is terminated by the Corporation other than for Just Cause within the first year of the Employment Effective Date, one third (1/3) of the Stock Options shall be immediately released and the Executive shall have three (3) months from the date on which notice of termination is delivered to the Executive to exercise those of the Executive’s options which have released, failing which such Executive’s Options will terminate. Any Stock Options which are not released pursuant to this paragraph 3.8.4.3 shall be immediately voided.

3.8.5.	Termination on Change of Control.
3.8.5.1.

The Executive may immediately terminate his employment with the Corporation at any time within 60 days after a Change of Control Event if, after the Change of Control Event there is any material change, reduction or diminution (except temporarily during any period of physical or mental incapacity or Disability of the Executive) in the Executive’s titles, status or positions, authority, duties or responsibilities with the Corporation.

3.8.5.2.

If the Executive’s Employment with the Corporation is voluntarily terminated in accordance with paragraph 3.8.5.1 or terminated without good cause within three (3) months of a Change in Control Even, then the Corporation shall pay the Executive an amount equal to the sum of the Base Salary, which amount is payable within 30 days of the Date of Termination.

3.8.5.3.

In the event of a Change in Control Event, the Executive Stock Options and any other equity awards which have not been released shall be released immediately and be immediately exercisable subject to the terms of the Stock Option Agreement, the Stock Option Plan or any other agreement governing such other equity awards.

3.8.6.	Without Good Reason

The Executive may terminate his employment at any time without good reason by providing three (3) months’ written notice to the Corporation. In the event that the Executive’s employment with the Corporation is terminated during the term of this Agreement by the Executive without good reason, the Executive shall not be entitled to any additional payments or benefits hereunder, other than any amounts due and owing as of the termination date.

3.8.7.	Resignation of Positions.

The Executive agrees that after termination of his employment with the Corporation for any reason he will tender his resignation from any position he may hold as an officer, director, trustee, member employee or agent of the Corporation or as an officer, director, trustee, member, employee or agent of any of its affiliated or associated companies if so requested by the Board.

3.8.8.	Fair and Reasonable Provisions

The Corporation and Executive acknowledge and agree that the provisions of Section 3.8 of this Agreement regarding further payments of the Base Salary, and the release of the Executive Stock Options and other option or equity grants, constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts the Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

3.9.	General Provisions regarding Employment Services
3.9.1.

Indemnification. Except in the case of gross negligence or wilful misconduct, the Corporation hereby covenants and agrees that, if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative of any nature whatsoever (a “Proceeding”) by reason of, or as a result of, the fact that he is or was a Director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a trustee, director, officer, member, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation’s constating documents or, if greater, by applicable federal, state or provincial legislation, against all costs, expenses, liability and losses of any nature whatsoever (including, without limitation, attorney’s fees, judgments, fines, interest, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith (collectively the “Indemnification Amounts”), and such indemnification shall continue as to the Executive even if he has ceased to be a Director, officer, member, employee or agent of the Corporation and shall inure to the benefit of the Executive the Indemnification Amounts incurred, or reasonably estimated to be incurred, by him immediately upon receipt by the Corporation of a written request for such advance.

3.9.2.

Liability Insurance. The Corporation shall use its best efforts to obtain third party liability insurance for the Executive (including directors and officers liability insurance in amount to be determined in conjunction with the Corporation’s insurance broker) for insuring the Executive for any claims arising from the negligent acts or omissions of the Executive or the Corporation during the period the Executive was employed by the Corporation.

3.9.3.

Beneficiaries. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Corporation written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

D.	GENERAL PROVISIONS REGARDING CONSULTING SERVICES AND EMPLOYMENT SERVICES
4.1	Assignability.
4.1.1.

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than:

4.1.1.1.	his rights to compensation and benefits, in whole or in part, which may be transferred by the Executive to
(a)	a corporation owned or controlled by the Executive or members of the Executive’s family,
(b)	a trust, the beneficiaries of which are the Executive or members of the Executive’s family, or
(c)	a charity, a foundation or trust established for charitable purposes, or which may be transferred by the Executive’s will or the operation of law; or
4.1.1.2.	to a corporation through which the Executive shall provide the services required of him hereunder.
4.1.2.

In the event that the Corporation amalgamates with another Corporation or changes its name, this Agreement will continue in full force and effect between the Executive and the newly amalgamated or named Corporation.

4.2.

Authorization. The Corporation represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between the Corporation and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

4.3.	Confidential Information
	4.3.1.	No Conflicting Obligations
	4.3.1.1.	The Executive warrants to the Corporation that
(a)

the performance of his duties as a consultant or as an employee of the Corporation will not breach any agreement or other obligation to keep confidential the proprietary information of any other party; and

(b)

he is not bound by any agreement with obligation to any other party that conflicts with his obligations as a consultant or as an employee of the Corporation or that may affect the Corporation’s interest in the Developments.

4.3.1.2.	The Executive will not, in the performance of the Executive’s duties as a consultant or as an employee of the Corporation:
(a)	improperly bring to the Corporation or use any trade secrets, confidential information or other proprietary information of any other party; or
(b)	knowingly infringe the intellectual property rights of any other party.
4.3.2.

Non-Solicitation. The Executive agrees that, for a two year period following the Consulting Termination Date or Employment Termination Date, whichever is later, for any reason whatsoever, he shall not, without the consent of the Board by resolution, engage in any solicitation of clients, customers or any individuals or firms with respect to which the Corporation had dealings (and whether or not any contractual arrangements have been concluded as between the Corporation and any such individuals or firms) which might benefit any competitor of the Corporation.

4.3.3.	Confidential Information.
4.3.3.1.

All Confidential Information, whether it is developed by the Executive during his retainer as a consultant or as an employee or by others employed or engaged by or associated with the Corporation or its affiliates or clients, is the exclusive and confidential property of the Corporation or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

4.3.3.2.

As a consequence of the acquisition of Confidential Information, the Executive will occupy a position of trust and confidence with respect to the affairs and business of the Corporation and its affiliates and clients. In view of the foregoing, it is reasonable and necessary for the Executive to make the following covenants regarding the Executive’s conduct during and subsequent to the Executive’s retainer as a consultant or employment by the Corporation:

(a)

At all times during and subsequent to the Executive’s retainer as a consultant or employment with the Corporation, the Executive will not disclose Confidential Information to any person (other than as necessary in carrying out the Executive’s duties on behalf of the Corporation) without first obtaining the Corporation’s consent, and the Executive will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

(b)

At all times during and subsequent to the Executive’s retainer as a consultant or employment with the Corporation, the Executive will not use, copy, transfer or destroy and Confidential Information (other than as necessary in carrying out the Executive’s duties on behalf of the Corporation) without first obtaining the Corporation’s consent and the Executive will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information.

(c)

Within two (2) business days after the termination of the Executive’s retainer as a consultant or employment for any reason, the Executive will promptly deliver to the Corporation all property of or belonging to or administered by the Corporation including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media, and that is within the Executive’s possession or under the Executive’s control.

4.3.3.3.	Consent to Enforcement. The Executive confirms that all restrictions in Section 4.3, are reasonable and valid and any defences to the strict enforcement thereof by the Corporation are waived by the Executive. Without limiting the generality of the foregoing, the Executive hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Executive is in breach of any of the provisions stipulated in Section 4.3. The Executive hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

4.3.3.4.

The Executive’s obligations under each of Section 4.3 are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, or termination of this Agreement or the Executive’s wrongful dismissal by the Corporation.

4.4.

Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

4.5.	Amendment or Waiver.
4.5.1.

Save and except for any increases to the salary, benefits, options or other compensation payable to the Executive or changes to matters dealt with or referred to in the Schedules, no provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Corporation.

4.5.2.

No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Corporation, as the case may be.

4.6.

Compliance with Policies and Laws. The Executive agrees to abide by all the Corporation’s policies and procedures, including without limitation, the Corporation’s code of conduct. The Executive also agrees to abide by all laws applicable to the Corporation, in each jurisdiction that it does business, including without limitation securities and regulations governing publicly traded companies.

4.7.

Governing Law and Venue. This Agreement has been executed and delivered in the State of Texas and its interpretation, validity and performance shall be exclusively construed and enforced in accordance with the laws of such State.

4.8.

Notices. Any notice required or permitted to be given under this Agreement shall be in writing, sent by registered or certified mail, postage prepaid, or personally delivered to the following addresses:

(a)	in the case of the Corporation:

SOUTHERN STAR ENERGY INC.

307 – 1178 Hamilton Street

Vancouver, BC V6B 2S2

(b)	in the case of the Executive:

WILLIAM DAVID GIBBS

18491 Linda’s Place

Montgomery, Texas 77316

or to such other address as parties hereto may specify, in writing, from time to time. Notices shall be effective upon actual receipt.

4.9.

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.10.	Currency. Unless otherwise specified herein, all references to dollar or dollars are references to United States dollars.
4.11.

Further Assurances. Each of the Executive and the Corporation will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Executive or the Corporation may require for the purposes of giving effect to this Agreement.

4.12.

Counterparts/Facsimile Execution. This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the said Agreement.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Agreement as of the date first above written above.

SOUTHERN STAR ENERGY INC.

Per:	/s/ Eric Boehnke
Authorized Signatory

EXECUTED by DAVID GIBBS in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ William David Gibbs WILLIAM DAVID GIBBS

Schedule “A”

Consulting Services

Schedule “B”

Escrow Agreement

Schedule “C”

Stock Option Agreement

Schedule “D”

Executive’s Health Insurance Plan

Provider	Subscriber #	Group Number	Dental Number
United Healthcare	841004961	701648	204475

CW1540020.1